Exhibit 99.1

Dear Investor,

I am pleased to be back in touch. My intent for this note is to put some of the recent activities and press releases into perspective, and give you a brief update on our progress.

If you haven’t already reviewed our 10-KSB, I would encourage you to do so. It contains a comprehensive discussion of our current position (our business model, the market opportunity, our business and marketing strategies, our competition, our suppliers, our customers, R&D, etc.).  I hope that this information proves useful, and encourage you to send me your comments and questions, which I will do my best to address.

Yesterday, I sent you a copy of our latest press release, which announced the launch of our Digital Direction Seminar Series. This program is part of our marketing strategy and is intended to position us as a thought leader in the Municipality and Public Safety markets. This first event, which is co-sponsored by Alvarion, focuses on municipalities and how wireless technologies can be a catalyst for Economic Development, Community Access, and Public Safety. Reinforcing our position of being both vendor-neutral and technology-agnostic, future seminars will see us partnering with other market leaders to address connectivity solutions for other target markets.

As you may have noticed from our recent press releases, we've deliberately repositioned ourselves from being an "emerging national service provider of wireless broadband connectivity and turnkey wireless solutions" to be a "connectivity company that specializes in delivering integrated Internet, voice and data communication solutions to its customers". While the change in wording may be subtle, it represents a distillation of considerable market research and analysis on our part.

Building out our business strategy, our approach has been 'market-back', focusing on target markets and then working back along their respective value chains to match identified opportunities with our capabilities. In doing so, we've taken the opportunity to speak with many companies and individuals (e.g. suppliers, customers, business partners and industry experts). In all of those discussions, we've shared our view of the marketplace (i.e. the market dynamics and the opportunities that they present to us), our competitive advantages, our value proposition and our approach to entering / developing those markets.

The feedback we received from those discussions both validated and reinforced our belief that while the underlying technology plays a key role, what really matters (and what differentiates us from our competitors) is focusing on understanding the specific needs of our customers and then delivering solutions that meet those needs. Once we determined that what matters most to our customers is connectivity (connecting people to people, people to applications and to organizations, organizations to organizations, and all of them to the Internet), content delivery (e.g. data, information, music, voice, video, etc.)) and the value-added products and services that combine them (e.g. Internet access, streaming audio/video, VOIP, remote security, etc.), we then identified market segments (and specific opportunities) where NextPhase Wireless can address problems and create value: Wireless Professional Services, Broadband Wireless Access (BWA) and Wireless Equipment Manufacture.

•	Wireless Professional Services
NextPhase Wireless brings its considerable experience and expertise to bear in designing, deploying, operating and supporting wireless networking solutions. We leverage our strategic relationships with leading manufacturers, distributors and service partners to offer a broad range of turnkey solutions and a la carte services to customers in our target markets (municipalities, enterprises and large-scale systems integrators).
•	Broadband Wireless Access (BWA)
The company operates as a Wireless Internet Service Provider (WISP) from its Wireless Network Operations Center (WNOC) in Anaheim, CA. providing tiered wireless Internet connectivity services to its business and residential subscribers. The company is extending its wireless "footprint" by negotiating deployment of network repeaters at strategic geographic locations, and plans to expand further through selective acquisitions. The company also leverages its expertise and experience to design, build, deploy and operate large-scale NextZoneTM and NextMetroTM networks in conjunction with or on behalf of our clients (e.g. property developers, municipalities).
•	Wireless Equipment Manufacture
NextPhase Wireless designs and manufactures a range of proprietary wireless products that satisfy needs currently unmet in the marketplace (e.g. WiFi Multibeam Antennae designed to facilitate cost-effective NextZoneTM deployments).

Our recent press releases both support and reinforce this strategy.  Launching our Digital Direction Seminar Series, joining the WiMAX Forum (tm), entering into a strategic alliance with Business Information Group (BIG), sponsoring the Digital Cities Convention and expanding our relationship with Alvarion all support our Professional Services operations; our acquisition of Blazen Wireless, the extension of our network in Northern Orange County and the backhaul link that connects Fullerton's downtown wireless hotspot network to the Internet all support our Broadband Wireless Access (BWA) operations.

As investors of NextPhase Wireless, your support in the early stages of our operation has been greatly appreciated, and I would personally like to say "thank you".

Beyond wireless, NextPhase's broader goal is to become a nationwide provider of integrated voice and data communications. I look forward to sharing more about our plans and progress with you in the future.

Sincerely,

Robert Ford

NextPhase Wireless
Except for the historical information contained herein, this document contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. In addition to the factors discussed in the filings with the Securities and Exchange Commission, among the other factors that could cause actual results to differ materially are the following: adverse changes in the business conditions and the general economy; competitive factors, such as rival companies' pricing and marketing efforts; availability of third-party material products at reasonable prices; the financial condition of the customer; risks of obsolescence due to shifts in market demand; and litigation involving product liabilities and consumer issues. NextPhase Wireless Inc. cautions readers not to place undue reliance upon any such forward looking statements, which speak only as of the date made. NextPhase Wireless Inc. expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the company's expectations or any change in events, conditions or circumstances on which any such statement is based.